UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): November 14, 2017

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10910 Domain Drive, Suite 300
Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hanger, Inc. (the “Company”) announced that on November 14, 2017 the Company’s Board of Directors (the “Board”) elected Thomas C. Freyman and John T. Fox as directors of the Company to serve until the 2018 annual meeting of stockholders of the Company and until their successors are elected and qualified.

Mr. Freyman recently retired from Abbott Laboratories after serving as Executive Vice President of Finance and Administration, and prior to that, Chief Financial Officer.  Mr. Freyman served in a number of other key roles throughout his 16-year tenure at Abbott Laboratories, a publicly held company that engages in the discovery, development, manufacture and sale of a broad and diversified line of healthcare products.  Earlier in his career, Mr. Freyman held various accounting, financial planning, treasury and controllership roles.  Since 2013, Mr. Freyman has been a member of the Board of Directors and a member of the Audit Committee of Tenneco, Inc.  Mr. Freyman, a Certified Public Accountant, earned a bachelor’s degree in accounting from University of Illinois, Urbana-Champaign and a master’s degree in management from Kellogg Graduate School of Management, Northwestern University.

Since 2015, Mr. Fox has held the position of Chief Executive Officer and President of Beaumont Health, Michigan’s largest healthcare system.  Prior to joining Beaumont Health, Mr. Fox held positions at Emory Healthcare, the largest and most comprehensive health system in Georgia.  He joined Emory as Chief Operating Officer in 1999 and assumed the role of Chief Executive Officer and President in 2002.  Throughout his 30+ year career, Mr. Fox has held various roles within the healthcare sector, including Executive Vice President of IU Health (formerly Clarian Health), a large health system and academic medical center in Indianapolis, and Vice President and Chief Financial Officer at The John Hopkins Hospital in Baltimore, Maryland.  After obtaining a bachelor’s degree and a master’s degree in business administration, Mr. Fox began his career as an MBA/CPA at Coopers & Lybrand. Mr. Fox was a director at HealthSpring, Inc. from 2010 until its acquisition by Cigna in 2012.

As non-employee directors, Mr. Freyman and Mr. Fox will be compensated in accordance with the Company’s compensation policies for non-employee directors, which are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 12, 2017.  Upon their elections to the Board, each of Mr. Freyman and Mr. Fox will be entitled to receive a pro rata portion of the annual cash retainer and annual equity award payable to non-employee directors.

There is no arrangement or understanding between either of Mr. Freyman or Mr. Fox and any other person pursuant to which Mr. Freyman or Mr. Fox was elected as a director of the Company, and there are no transactions in which Mr. Freyman or Mr. Fox have an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Freyman and Mr. Fox were elected by the Board to fill vacancies created by the Board when it increased the size of its Board from nine to eleven directors pursuant to its authority to determine the size of the Board as granted to it under the Amended and Restated By-Laws of the Company.

Mr. Freyman was made a member of the Audit Committee of the Board following his election to the Board.  Mr. Fox was made a member of the Compensation Committee of the Board following his election to the Board.

Additionally, on November 14, 2017, Thomas P. Cooper, the Chairman of the Board, and Cynthia L. Feldmann notified the Company that they intend to retire as directors effective as of January 1, 2018. The resignations were not a result of any disagreement with the Company on any matter relating to its operations, policies or practices.  The Board has taken all action necessary to reduce the size of the Board from eleven to nine directors, effective immediately upon their retirements, pursuant to its authority to determine the size of the Board.

The Board has elected Christopher B. Begley to assume the role of Chairman of the Board effective upon Dr. Cooper’s retirement.

Upon his retirement, the Board has designated Dr. Cooper to become Director Emeritus.  As Director Emeritus, Dr. Cooper will be invited to attend meetings of the Board, but will not be entitled to vote on any matter presented to the Board.  Dr. Cooper will not be an employee of the Company.  The Company intends to enter into an agreement with Dr. Cooper in connection with his Director Emeritus role that will outline his and the Company’s obligations and responsibilities relating to this new position, including, among other things, Dr. Cooper providing assistance to the Company as reasonably requested and reconfirming applicable non-solicitation and confidentiality covenants.  Pursuant to the agreement and in consideration of the services to be provided by Dr. Cooper to the Company, the Company has agreed to compensate Dr. Cooper in an annual amount, which will be determined by the Compensation Committee of the Board, and to provide reimbursement for travel expenses per the policy for reimbursable travel expenses for directors.

A copy of the Company’s press release announcing the elections of Mr. Freyman and Mr. Fox, the retirements of Dr. Cooper and Ms. Feldmann and the designation of Dr. Cooper as Director Emeritus is attached hereto as Exhibit 99.1 and is incorporated herein by reference into this Item 5.02.

Item 9.01                                           Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c)  Not applicable.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
(99.1)	Press Release, dated November 14, 2017, issued by Hanger, Inc., entitled “Hanger Announces Changes to Board of Directors”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

	By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Dated: November 14, 2017		Senior Vice President and General Counsel